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     PAGE 2

                                             FMC Corporation
                                             Quarterly Report
                                             on Form 10-Q for
                                             September 30, 1995



Exhibit 12  Computation of Ratios of Earnings to Fixed Charges
            --------------------------------------------------
            (In millions, except ratio data)
            --------------------------------



                                          Nine Months Ended
                                            September 30,
                                          ----------------
                                           1995      1994
                                          ------    ------
Earnings:

 Income before income taxes               $206.4    $214.6
 Minority interests                         41.4      50.5
 Undistributed (earnings) losses of
  affiliates                                (0.5)      1.9
 Interest expense and amortization
  of debt discount, fees and expenses       67.0      51.3
 Amortization of capitalized interest        6.0       5.8
 Interest included in rental expense        16.3      16.0
                                          ------    ------
Total earnings                            $336.6    $340.1
                                          ------    ------

Fixed charges:

 Interest expense and amortization
  of debt discount, fees and expenses     $ 67.0    $ 51.3
 Interest capitalized as part of
  fixed assets                               7.9       2.5
 Interest included in rental expense        16.3      16.0
                                          ------    ------
Total fixed charges                       $ 91.2    $ 69.8
                                          ------    ------

Ratio of earnings to fixed charges           3.7x      4.9x
                                          ======    ======